                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                                 Nine Months
                                   Ended                                 Years Ended December 31
                                September 30        --------------------------------------------------------------------
                                    1998            1997            1996            1995            1994            1993
                                    ----            ----            ----            ----            ----            ----
Income Before Taxes               $6,176.6        $6,462.3        $5,540.8        $4,797.2        $4,415.2        $3,102.7

Add:
 One-third of rents                   42.4            47.0            41.0            28.1            36.0            35.0
 Interest expense, net               100.4            98.2           103.2            60.3            96.0            48.0
 Preferred stock dividends            31.3            49.6            70.0             2.1              --              --
                                  --------        --------        --------        --------        --------        --------
  Earnings                        $6,350.7        $6,657.1        $5,755.0        $4,887.7        $4,547.2        $3,185.7
                                  ========        ========        ========        ========        ========        ========

One-third of rents                $   42.4        $   47.0        $   41.0        $   28.1        $   36.0        $   35.0
 Interest expense                    138.8           129.5           138.6            98.7           124.4            84.7
 Preferred stock dividends            31.3            49.6            70.0             2.1              --              --
                                  --------        --------        --------        --------        --------        --------
  Fixed Charges                   $  212.5        $  226.1        $  249.6        $  128.9        $  160.4        $  119.7
                                  ========        ========        ========        ========        ========        ========

Ratio of Earnings
 to Fixed Charges                       30              29              23              38              28              27
                                  ========        ========        ========        ========        ========        ========


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.